Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Dated as of August 10, 2004,

among

MILLSTREAM ACQUISITION CORPORATION,

N MERGER L.L.C.

and

NATIONSHEALTH HOLDINGS, L.L.C.

i

Annexes

Annex A	Amendment
Annex B	Indemnification Agreement

Exhibits

Exhibit A	Form of Third Amended and Restated Operating Agreement of the Company
Exhibit B	Form of Second Restated Certificate of Incorporation of Parent
Exhibit C	Form of Second Amended and Restated By-laws of Parent
Exhibit D	Form of Affiliate Letter

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2004 (this “Agreement”), among MILLSTREAM ACQUISITION CORPORATION, a Delaware corporation (“Parent”), N MERGER L.L.C., a Florida limited liability company and a wholly owned subsidiary of Parent (“Sub”), and NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (the “Company”).

WHEREAS Parent, Sub and the Company entered into an Agreement and Plan of Merger, dated as of March 9, 2004, and amended as of June 2, 2004 and as of June 29, 2004 (as so amended, the “Original Merger Agreement”), and they now desire to amend and restate the Original Merger Agreement (it being understood that all references herein to this “Agreement” refer to the Original Merger Agreement as amended and restated hereby and that all references herein to “the date hereof” or “the date of this Agreement” refer to March 9, 2004);

WHEREAS the Board of Directors of Parent, the sole member of Sub, and the Preferred Member Representatives (as defined in the Second Amended and Restated Operating Agreement of the Company, dated as of October 30, 2003 (the “Company Operating Agreement”), among RGGPLS Holding, Inc., a Florida corporation (“RGGPLS”), GRH Holdings, LLC, a Florida limited liability company (“GRH”), and Becton, Dickinson and Company, a New Jersey corporation (“BD”)), have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby (a) each Preferred Member interest (as defined in the Company Operating Agreement) held by RGGPLS shall be converted into the right to receive common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), and cash, (b) each Preferred Member interest held by GRH and BD shall be converted into the right to receive Parent Common Stock and (c) each Class B Member interest (as defined in the Company Operating Agreement; the Preferred Member interests together with the Class B Member interests being referred to herein as the “Company Member Interests”) held by GRH shall be converted into the right to receive Parent Common Stock, on the terms set forth in this Agreement;

WHEREAS the approval of this Agreement and the Merger on behalf of the Company has been obtained on the date hereof by virtue of the execution of a written consent by all of the members of the Company;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, RGGPLS and Arthur Spector (“Spector”) are entering into a governance agreement (the “Governance Agreement”), setting forth certain covenants and agreements that will apply to Parent from and after the Effective Time;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, RGGPLS and GRH are entering into a stockholders agreement (the “Stockholders Agreement”), pursuant to which GRH will agree to vote certain of its shares of Parent Common Stock as directed by RGGPLS from and after the Effective Time,

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, RGGPLS, GRH and BD are entering into a registration rights agreement (the “Registration Rights Agreement”), relating to the Parent Common Stock;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, Arthur Spector and the other parties to that certain Registration Rights Agreement, dated as of July 22, 2003, shall execute and deliver an amendment thereto substantially in the form attached hereto as Annex A (the “Amendment”);

WHEREAS as soon as practicable following the execution and delivery of this Agreement, Parent, RGGPLS, Spector and Continental Stock Transfer & Trust Company (or another comparable bank or trust company) (the “Escrow Agent”) shall enter into the Indemnification and Escrow Agreement substantially in the form attached hereto as Annex B (the “Indemnification Agreement”);

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and each of Glenn M. Parker, M.D., Robert Gregg and Lewis Stone are entering into employment agreements (collectively, the “Employment Agreements”), relating to their employment by Parent on and after the Effective Time;

WHEREAS for Federal income tax purposes it is intended that the Merger qualify as an exchange as described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (and another non-recognition transaction); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Limited Liability Company Act (the “FLLCA”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03).  At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving limited liability company (the “Surviving LLC”).  The Merger, the issuance by Parent of shares of Parent Common Stock in connection with the Merger (the “Share Issuance”), the Charter Amendment (as defined in Section 1.07(a)) and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions”.  This Agreement, together with the Governance Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Amendment, the Indemnification Agreement and the Employment Agreements, are referred to in this Agreement collectively as the “Transaction Agreements”.  The Amendment and the Indemnification Agreement are referred to in this Agreement collectively as the “Other Agreements”.

SECTION 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020 at 10:00 a.m.  on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter, the Company shall file with the Secretary of State of the State of Florida, the articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the FLLCA and shall make all other filings or recordings required under the FLLCA to give full effect to the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects.  The Merger shall have the effects set forth in Section 4383 of the FLLCA.

SECTION 1.05.  Articles of Organization and Operating Agreement.  (a)  The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law.

(b)  The Company Operating Agreement as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in substantially the form of Exhibit A, and, as so amended, shall be the operating agreement of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law (the “Surviving LLC Operating Agreement”).

SECTION 1.06.  Directors and Officers.  From and after the Effective Time, the Surviving LLC shall be governed and managed as a sole member limited liability company in accordance with the Surviving LLC Operating Agreement, and Parent shall be the sole member of the Surviving LLC.  The business address of Parent is set forth in Section 9.02(a); provided, however, that as of and after the Effective Time, the business address of Parent shall be the business address of the Company, as set forth in Section 9.02(b).

SECTION 1.07.  Parent Charter and By-Laws.  (a)    Charter Amendment.  The Parent Charter (as defined in Section 4.01), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time so as to read in its entirety in substantially the form set forth as Exhibit B hereto (the “Charter Amendment”), and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by applicable Law.

(b)  By-laws Amendment.  The Parent By-laws (as defined in Section 4.01), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time so as to read in their entirety in substantially the form set forth as Exhibit C hereto, and, as so amended, shall be the by-laws of Parent until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.08.  Name; Headquarters; Stock Symbol.  As of and after the Effective Time:

(a)  the name of Parent shall be changed to “NationsHealth, Inc.”;

(b)  the corporate headquarters and principal executive offices of Parent shall be located at 13650 N.W. 8th Street, Suite 109, Sunrise, Florida, or such other location in the United States as shall be designated by RGGPLS; and

(c)  Parent shall cause the symbol under which the Parent Common Stock and Parent Warrants are traded on the OTC Bulletin Board, Nasdaq (as defined in Section 6.09) or the AMEX (as defined in Section 6.09) to change to a symbol as determined by RGGPLS that, if available, is reasonably representative of the corporate name or business of the Company.

SECTION 1.09.  Certain Matters.  Immediately following the Effective Time, Parent shall simultaneously (i) repay the loans made by RGGPLS and GRH to the Company set forth in Section 1.09 of the Company Disclosure Letter (as defined in Article III) plus accrued but unpaid interest thereon, (ii) arrange for the release or termination of any guarantees made by RGGPLS (or any of its stockholders) or by GRH (or any of its members or Michael Gusky) on behalf of the Company in respect of loans made by Capital Source Finance LLC to the Company set forth in Section 1.09 of the Company Disclosure Letter and (iii) arrange for the release of any collateral deposited by RGGPLS (or any of its stockholders) or GRH (or any of its members or Michael Gusky) in respect of loans made by Capital Source Finance LLC to the Company set forth in Section 1.09 of the Company Disclosure Letter.

ARTICLE II

Effect of the Merger; Exchange of Certificates

SECTION 2.01.  Effect on Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of any member of the Company or Sub:

(a)  Membership Interests of Sub.  All of the outstanding membership interests of Sub shall be converted into and become 100% of the membership interests of the Surviving LLC.

(b)  Cancellation of Company Member Interests Owned by Parent.  Each Company Member Interest that is owned by Parent, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefore.

(c)  Conversion of Company Member Interests.  (1) Subject to Section 2.01(b):  (A) the Preferred Member interest held by RGGPLS shall be converted into the right to receive

(i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Stock Consideration multiplied by 66.1625%, (ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Additional Stock Consideration multiplied by 66.1625%, and (iii) $3,000,000 in cash; (B) the Preferred Member interest held by GRH shall be converted into the right to receive (i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Stock Consideration multiplied by 22.0541%, and (ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Additional Stock Consideration multiplied by 22.0541%; (C) the Preferred Member interest held by BD shall be converted into the right to receive (i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Stock Consideration multiplied by 4.0000%, and (ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Additional Stock Consideration multiplied by 4.0000%, and (D) the Class B Member interest held by GRH shall be converted into the right to receive (i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Stock Consideration multiplied by 7.7834%, and (ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Additional Stock Consideration multiplied by 7.7834%.

(2) The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of the Company Member Interests pursuant to this Section 2.01(c), are referred to collectively as “Merger Consideration”.  As of the Effective Time, all such Company Member Interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Member Interests shall cease to have any rights with respect thereto, except the right to receive Merger Consideration in accordance with Section 2.02, without interest.  “Stock Consideration” means the product of (i) 4,775,000 and (ii) the Conversion Number.  The “Conversion Number” shall equal the quotient represented by dividing (i) the sum of 400 plus the product of (A) three multiplied by (B) the Percentage of Demanding Holders, by (ii) the amount equal to 100 minus the Percentage of Demanding Holders.  “Percentage of Demanding Holders” shall mean the percentage (expressed as a number out to the ten thousandths decimal point (e.g., 10.7553% shall be “10.7553” for purposes of this definition)) of IPO Shares (as defined in Article Fifth, paragraph B of the Parent Charter) that the holders of which shall have demanded that Parent convert their IPO Shares into cash pursuant to Article Fifth, paragraph B of the Parent Charter and/or Section 8.8 of the Underwriting Agreement.  “Additional Stock Consideration” means 2,275,000 shares of Parent Common Stock.

SECTION 2.02.  Exchange of Certificates.   (a)  Exchange Agent.  Immediately prior to the Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company (or another comparable bank or trust company) (the “Exchange Agent”), for the benefit of the holders of Company Member Interests, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Company Member Interests (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  Parent shall take all steps necessary to enable Parent to pay immediately following the Effective Time all the cash necessary to pay for the Preferred Member interest held by RGGPLS, which shall be converted into the right to receive, among other things, cash pursuant to Section 2.01.  Upon the occurrence of the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, immediately deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)  Exchange Procedures.  Immediately following the Effective Time, (x) Parent shall pay to RGGPLS the $3,000,000 in cash to which it is entitled in accordance with Section 2.01(c), and (y) the Exchange Agent shall deliver to the holders of Company Member Interests certificates representing the number of shares of Parent Common Stock into which such interests shall have been converted in accordance with Section 2.01(c).  Each Company Member Interest shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.02.

(c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of Company Member Interests with respect to the shares of Parent Common Stock until the Effective Time in accordance with this Article II.  Subject to applicable Law, following surrender of any such Company Member Interests, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

(d)  No Further Ownership Rights in Company Member Interests.  The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any Company Member Interests shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Member Interests, subject, however, to the Surviving LLC’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Company Member Interests in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers by the Surviving LLC of Company Member Interests that were outstanding immediately prior to the Effective Time.

(e)  Fractional Shares.  Certificates representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Member Interests pursuant to Section 2.01, and such fractional share interests shall entitle the owner thereof to the voting and other rights of a holder of Parent Common Stock in accordance with the portion of a whole share represented by such fraction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”):

SECTION 3.01.  Organization, Standing and Power.  Each of the Company and United States Pharmaceutical Group, L.L.C., a Delaware limited liability company (“USPGI”), is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The term “Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition or results of operations of the Company and USPGI, taken as a whole, and shall exclude any such change or effect that arises out of or is related to:  (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general; (ii) the announcement or public disclosure of this Agreement, the other Transaction Agreements, the Transactions or the identity of Parent; (iii) the Company’s and USPGI’s industries in general and not specifically related to the Company or USPGI; (iv) changes or clarifications in Laws (or in the Company’s interpretation of such Laws) related to (x) the businesses presently conducted by the Company and USPGI or (y) health care (including Medicare or Medicaid), in general; or (v) changes in GAAP (as defined in Section 3.06) or regulatory accounting principles for the Company’s and USGPI’s industries.  The Company and USPGI are duly qualified to do business in each jurisdiction where the nature of their business or their ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the Articles of Organization of the Company, as amended to the date of this Agreement (as so amended, the “Company Articles”), the Company Operating Agreement and the comparable organizational documents of USPGI, in each case as amended through the date of this Agreement.

SECTION 3.02.  Company Subsidiaries; Equity Interests. (a)  All of the membership interests of USPGI have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement and will be as of the Effective Time owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)  Except for 100% of the membership interests of USPGI, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.  Capital Structure.  The Company is authorized to issue Preferred Member interests, Class B Member interests, and Class C Member interests.  RGGPLS owned at the close of business on the date of this Agreement, and will own as of the Closing Date, Preferred Member interests aggregating to a 66.1625% Percentage Interest (as defined in the Company Operating Agreement).  GRH owned at the close of business on the date of this Agreement, and will own as of the Closing Date, Preferred Member interests aggregating to a 22.0541% Percentage Interest.  BD owned at the close of business on the date of this Agreement, and will own as of the Closing Date, Preferred Member interests aggregating to a 4.0000% Percentage Interest.  GRH owned at the close of business on the date of this Agreement, and will own as of the Closing Date, Class B Member interests aggregating to a 7.7834% Percentage Interest.  Class C Member interests (as defined in the Company Operating Agreement) aggregating up to a 7.6400% Percentage Interest have been reserved for issuance pursuant to an equity incentive plan that the Company had intended to adopt at a future date.  Except as set forth above, no member interests or other voting securities of the Company were, at the close of business on the date of this Agreement, or will be as of the Closing Date, issued, reserved for issuance or outstanding.  All outstanding Company Member Interests are, and all such interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FLLCA, the Company Articles, the Company Operating Agreement or any Contract (as defined in Section 3.05) to which the Company is a party.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Preferred Member interests may vote (“Voting Company Debt”).  Except as set forth above, as of the date of this Agreement there are not, and as of the Closing Date there will not be any, options, warrants, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or USPGI is a party (i) obligating the Company or USPGI to issue, deliver or sell, or cause to be issued, delivered or sold, additional Preferred Member interests in the Company or other equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, the Company or USGPI or any Voting Company Debt, (ii) obligating the Company or USPGI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Preferred Member interests.  As of the date of this Agreement there are not, and as of the Closing Date there will not be any, outstanding contractual obligations of the Company or USGPI to repurchase, redeem or otherwise acquire any equity interests in the Company or USGPI.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)  The Company has all requisite limited liability company power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions.  The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Company.  The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The approval of all of the Preferred Members (as defined in the Company Operating Agreement) has been obtained as of the date hereof by virtue of the execution of a written consent by all of the members of the Company (the “Company Member Approval”), and such approval is sufficient to approve and adopt this Agreement and the Merger.

SECTION 3.05.  No Conflicts; Consents.  (a)   The execution and delivery by the Company of each Transaction Agreement to which it is a party does not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or USPGI under, any provision of (i) the Company Articles, the Company Operating Agreement or the comparable organizational documents of USPGI, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or USPGI is a party and in which the aggregate amount to be received or paid by the Company exceeds $100,000 or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or USPGI or their respective properties or assets, other than in the case of clause (iii) any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or USPGI in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable to the Transaction Agreement or the Transactions, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.07, (v) such other items as may be required solely by reason of the participation of Parent or Sub (as opposed to any third party) in the Transaction and (vi) such other items, individually or in the aggregate, as are not material to the consummation of the Transactions.

SECTION 3.06.  Financial Statements; Undisclosed Liabilities.  (a)   Section 3.06 of the Company Disclosure Letter sets forth (i) the audited Balance Sheet of the Company as of December 31, 2003 (the “Company Balance Sheet”), and as of December 31, 2002 and (ii) the audited Income Statement of the Company for the years ended December 31, 2003 and December 31, 2002, in each case, together with the notes thereto (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) consistently applied (except in each case as described in the notes thereto) and on that basis fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

(b)  Except as set forth in the Company Financial Statements, as of the date of this Agreement neither the Company nor USPGI has any material liabilities or obligations of any nature, including with respect to Taxes (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and USPGI or in the notes thereto.

SECTION 3.07.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement or consent solicitation statement to be filed by Parent with the Securities and Exchange Commission (the “SEC”) relating to the Parent Stockholder Approval (the “Proxy Statement”) will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.08.  Absence of Certain Changes or Events.  From December 31, 2003 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i)  any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Membership Interest or any repurchase for value by the Company of any Company Member Interest;

(iii)  any split, combination or reclassification of any Company Member Interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Member Interests;

(iv)  any change in accounting methods, principles or practices by the Company or USPGI materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(v)  any material elections with respect to Taxes (as defined in Section 3.09) by the Company or USPGI or settlement or compromise by the Company or USPGI of any material Tax liability or refund;

(vi)  a sale or other disposition of any material portion of the assets, tangible or intangible, of the Company or USPGI taken as a whole, other than (x) sales of inventory in the ordinary course of business or (y) sales of diabetes health care products and ancillary products;

(vii)  a waiver of any material rights or cancellation of any material debts owed to or material claims of the Company or USPGI taken as a whole, other than in the ordinary course of business;

(viii)  except for employment compensation in the ordinary course of business consistent with past practice, any material payments to or on behalf of the Company’s or USPGI’s members whether for previously contracted liabilities, management fees, dividends or otherwise; or

(ix)  any increase in cash or equity compensation to the Specified Employees (as defined in Section 5.01(a)).

SECTION 3.09.  Taxes.  (a)  Each of the Company and USPGI has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  To the extent the Company or USPGI has requested or caused to be requested any extension of time within which to file any Tax Return, such Tax Return has been filed within such period of extension.  Each of the Company and USPGI has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return).

(b)  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or USPGI, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or USPGI.  Neither the Company nor USPGI is bound by any agreement with respect to Taxes.

(d)  The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code (or other non-recognition transaction).  Neither the Company nor USPGI is taxable as a corporation for Federal or state income tax purposes (including any tax imposed or measured by net income).  The Company and USPGI have complied in all material respects with all applicable laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees).  No written claim has been made within the last three years by any taxing authority in a jurisdiction in which the Company or USPGI does not file Tax Returns that the Company or USPGI is or may be subject to taxation by that jurisdiction.

(e)  For purposes of this Agreement:

“Tax” or “Taxes” means, with respect to any person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee”

(within the meaning of Section 6901 of the Code or any applicable Law) of another person or (B) being a member of an affiliated, combined or consolidated group.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10.  Benefit Plans.  (a) The Company Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by the Company, or for which the Company has any liability, contingent or otherwise (collectively, the “Company Benefit Plans”).

(b)  With respect to each Company Benefit Plan, the Company has furnished Parent with a complete and accurate copy of the plan document or other governing contract.  The Company Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable Law.  There are no pending or, to the knowledge of the Company, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Benefit Plans which could reasonably be expected to result in a Company Material Adverse Effect.

(c)  No Company Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code.  Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code, has incurred any liability under Title IV of ERISA or Section 412 of the Code.

(d)  The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or member of the Company or USPGI to any severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

SECTION 3.11.  Litigation.  Section 3.11 of the Company Disclosure Letter contains a true and complete list of all claims, suits, actions, proceedings or known investigations (collectively, “Claims”) pending or, to the knowledge of the Company, threatened against the Company or USPGI, as of the date of this Agreement.  There are no Claims that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse

Effect, nor is there any Judgment outstanding against the Company or USPGI that has had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.12.  Compliance with Applicable Laws.  (a)  The Company and USPGI have complied with and are not in default under any applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor USPGI has received any written communication during the past two years from a Governmental Entity that alleges that the Company or USPGI is not in compliance in any material respect with any applicable Law.  This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or environmental Laws, which are the subject of Section 3.21.

(b)  To USPGI’s knowledge, USPGI is, as of the date of this Agreement, and has been, in compliance with all applicable statutes, rules, regulations, orders and requirements of all Federal, state, and local commissions, boards and agencies having jurisdiction over the business of USPGI, including pharmacy and durable medical supplier laws and regulations, the Internal Revenue Service, the Department of Health and Human Services and its Centers for Medicare and Medicaid Services (including all applicable statutes, rules, regulations, and requirements pertaining to payments and other consideration to referral sources (collectively, the “Health Care Laws”)), except for any instances of noncompliance that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  To USPGI’s knowledge, USPGI has timely filed all material reports, data and other information required to be filed with such commissions, boards and agencies.

SECTION 3.13.  Contracts; Debt Instruments.  (a) Section 3.13 of the Company Disclosure Letter sets forth a list of the following Contracts as of the date of this Agreement (collectively, the “Material Contracts”):

(i)  all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which the Company or USPGI is a party (other than any agreement which (A) provides for future payments of less than $100,000 or (B) which is terminable by Company or USPGI without breach or penalty on less than sixty-one (61) days’ prior written notice);

(ii)  all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which the Company or USPGI is a party, which involve an amount in excess of $100,000;

(iii)  all Contracts (other than those described in or excepted from clauses (i) or (ii) of this Section 3.13(a)) to which the Company or USPGI is a party (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $100,000, or (B) which cannot be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of more than $100,000);

(iv)  (A) all agreements with members, directors or officers of the Company or USPGI, (B) all agreements containing covenants by the Company or USPGI not to compete in any lines of business or commerce, (C) all agreements for the acquisition, sale or lease of material properties or assets of the Company or USPGI (by merger, purchase or sales of assets or stock or otherwise) and (D) all investment joint venture, operating or partnership agreements of the Company and USPGI.

(b)  True and complete copies of all Material Contracts have been provided or made available to Parent.  Each Material Contract is valid, binding and enforceable in accordance with its terms, except where the failure to be valid, binding or enforceable would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor USPGI (i) is in breach or default under any Material Contract, and (ii) has received any written notice of the intention of any party to a Material Contract to terminate such Material Contract whether as a termination for convenience or for default of the Company or USPGI thereunder.

(c)  Neither the Company nor USPGI has been notified in writing as of the date of this Agreement that in the event of a sale or change of ownership of either the Company or USPGI, any of the Material Contracts would reasonably be expected to be terminated or modified in a manner which would reasonably be expected to have a Company Material Adverse Effect.  No customer or vendor Contract which would have constituted a Material Contract if in effect as of the date hereof has expired or been terminated since December 31, 2003.

SECTION 3.14.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.15.  Real Property.  The Company Disclosure Letter sets forth a complete list of all real property and interests in real property owned or leased by the Company or USPGI.

SECTION 3.16.  Related Party Transactions.  No director, officer, employee or affiliate of the Company has borrowed any money from, has any indebtedness or other similar obligations to, the Company or is a party to any Contract relating to the voting or disposition of Company Member Interests, and the Company is not a party or subject to any Contract in which any director, officer, employee or member of the Company has an interest, direct or indirect, and there does not exist any commitment or liability of the Company to pay any remuneration or other consideration to any such director, officer, employee or member, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

SECTION 3.17.  Permits.  The Company and USPGI have all necessary approvals, permits, licenses, franchises, certificates or authorizations of any federal, state, provincial, local or foreign governmental or regulatory body (collectively, “Permits”) required of the Company or USPGI or necessary for the conduct of the Company’s or USPGI’s business as currently operated, except for the lack of any of such Permits that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material

Adverse Effect.  All such Permits are currently in full force and effect, except where the failure of such Permits to be in full force and effect, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  No proceedings have been instituted or, to the Company’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect, except for such proceedings that individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, USPGI is duly licensed as a pharmacy in those states where it is required to be licensed as a pharmacy and, to USPGI’s knowledge, is lawfully operated in accordance with the requirements of all applicable Laws and has all necessary authorizations for the operation of a pharmacy, all of which are in full force and effect, except for any instances of noncompliance or lack of authorizations that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, no employee has, to USPGI’s knowledge, during the time such employee was employed by USPGI (i) had his or her professional license, Drug Enforcement Agency number, if any, Medicare or Medicaid provider status, relinquished, terminated or revoked or has been excluded from the program, (ii) been sanctioned or disciplined by any licensing board or any Federal, state, or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board, or (iii) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action.  As of the date of this Agreement, (i) there are no outstanding notices of deficiencies relating to USPGI issued by any governmental authority or third party requiring conformity or compliance with any applicable Law for participation with such governmental authority or third-party payor, and (ii) USPGI has neither received notice nor has any knowledge or reason to believe that such necessary authorizations would be revoked or not renewed in the ordinary course of business, except in each case to the extent as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.18.  Labor Relations.  (a)  (i) The Company and USPGI are not a party to, and have no obligations under any collective bargaining agreement with any party relating to the compensation or working conditions of any of the Company’s or USGPI’s employees; (ii) the Company and USPGI are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (iii) as of the date hereof, the Company has no knowledge of any union organizational or representational activities underway among any of the Company’s or USPGI’s employees; and (iv) as of the date hereof, the Company or USPGI have not been charged or, to the Company’s knowledge, threatened with a charge of any unfair labor practice.  As of the date hereof, there are no existing or, to the Company’s knowledge, threatened labor strikes, slowdowns, work stoppages, disputes or grievances materially affecting or which would reasonably be expected to materially affect operations at the Company or USPGI or deliveries from or into any of the Company’s or USPGI facilities.

(b)                                 The Company and USPGI have not committed any act or failed to take any required action with respect to any of its employees which has resulted in a violation of: (i) ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company or USGPI; (ii) the Immigration Reform and Control Act of 1986; (iii) the National Labor Relations Act, as amended; (iv) Title VII of the Civil Rights Act of 1964, as amended; the

Occupational Safety and Health Act; (v) Executive Order 11246; (vi) the Fair Labor Standards Act; the Rehabilitation Act of 1973; (vii) all regulations under such acts described in the preceding clauses (i) through (vi) inclusive; and (viii) and all other Laws of the United States or any state, city or municipality thereof relating to the employment of labor, except in each case for any such violation which would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor USPGI are liable for any arrearage of wages or taxes or penalties that are material to the Company and USPGI taken as a whole, for failure to comply with any of the foregoing.

(c)                                  The Company has made available to Parent complete and accurate lists of the names and compensation paid to each person employed by the Company during the year ended December 31, 2003.

SECTION 3.19.  Insurance.  Section 3.19 of the Company Disclosure Letter sets forth as of the date of this Agreement the material insurance policies maintained by the Company and USPGI.  All material policies of fire, liability, workers’ compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for any of the Company and USPGI in respect of each such policy for the last three years have been made available to Parent and (i) the Company or USPGI are named insureds under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to the date hereof have been paid, (iii) there has been no lapse in coverage under such policies during any period for which the Company and USPGI have conducted their respective operations, and (iv) no written notice of cancellation or termination has been received with respect to any such policy as of the date hereof.  All such policies are in full force and effect, unless replaced with comparable insurance policies having comparable terms and conditions.  Since December 31, 2003 to the date of this Agreement, there have been no material claims made with respect to such policies.  No such policies shall terminate as a result of the consummation of the Transactions.  Since December 31, 2003 to the date of this Agreement, no insurer has given the Company written notice that coverage was denied with respect to any material claim submitted to such insurer by the Company.

SECTION 3.20.  Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means all (i) patents (including all reissues, divisions, continuations and extensions thereof), patent licenses and patent applications, (ii) trademarks, trademark rights, trademark licenses, trademark registrations, servicemarks, trademark registration applications (filed or unfilled) and tradenames and (iii) copyrights and copyright licenses.  All material Intellectual Property owned by the Company or USPGI as of the date hereof, necessary for the conduct of their businesses on the date hereof and registered with any Governmental Entity, and each material license to use any Intellectual Property necessary for the conduct of their businesses as of the date hereof, except for computer software licenses that are commercially available, is listed in Section 3.20 of the Company Disclosure Letter.

(a)                                  The Company and USPGI own or possess adequate licenses or other valid rights to use all Intellectual Property used in connection with the business of the Company and USPGI as currently conducted or as reasonably contemplated to be conducted, except where the failure to own such licenses or rights, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  To the Company’s knowledge, the use by the Company of any Intellectual Property owned by the Company or USPGI does not infringe upon or otherwise violate the rights of any person other than as would not have, or would not be reasonably be expected to have, a Company Material Adverse Effect.

(c)  To the Company’s knowledge, no person is challenging, infringing upon or otherwise violating any right of the Company or USPGI with respect to any Intellectual Property owned by and/or licensed to the Company or USPGI other than as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(d)  As of the date of this Agreement neither the Company nor USPGI has made any material claim of a violation or infringement by others of its Intellectual Property.

SECTION 3.21.  Environmental Liability.  Without limiting Section 3.12 hereof, at all times the Company has been and is in compliance, in all material respects, with all material environmental and hazardous waste Laws applicable to the Company, that have been adopted, imposed or promulgated by any Governmental Entity having jurisdiction over the Company.  As of the date hereof, the Company has not received from any Governmental Entity or third party any written requests for information, notices of claim, demand letters, or other written notification stating that the Company is or may be potentially responsible with respect to any investigation or clean-up of any hazardous materials.

SECTION 3.22.  Complete Disclosure.  Neither this Agreement nor the Company Disclosure Letter contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading; provided, however, that this Section 3.22 shall not be deemed breached unless the failure of this Section 3.22 to be true and correct results in a Company Material Adverse Effect.

SECTION 3.23.  Medicare and Medicaid.  As of the date of this Agreement, USPGI is qualified for participation in and is a participant in the health insurance program for the aged and disabled created under Title XVIII of the Social Security Act, as amended (the “Social Security Act”) (“Medicare”), and USPGI is qualified for participation (or has applied for qualification for participation) in the appropriate state Medicaid program supported by grants from the federal government under Title XIX of the Social Security Act (“Medicaid”), to the extent that USPGI participates therein.  As of the date of this Agreement, the operation of USPGI is in substantial compliance with the conditions and standards of participation in, and the rules and regulations of the Medicare and Medicaid programs.  As of the date of this Agreement, there are no material disputes, audits (other than audits in the ordinary course), investigations, inquiries or claims pending or, to USPGI’s knowledge, threatened involving USPGI and such reimbursement programs, and, to USPGI’s knowledge, there is no basis for any such material dispute or claim.

SECTION 3.24.  Fraud and Abuse.

(a)                                  To USPGI’s knowledge, as of the date of this Agreement, neither USPGI nor any of its officers or directors has engaged in any activities which are prohibited under Medicare, Medicaid or any other State Health Care Program (as defined in § 1128(b) of the

Social Security Act), 42 U. S. C. §§ 1320a-7, 7a or 7b or 42 U. S. C. §1395nn (subject to the exceptions set forth in such legislation), the federal Civilian Health and Medical Plan of the Uniformed Services statute (“CHAMPUS”) or the regulations promulgated thereunder or pursuant to similar state statutes or regulations, or which are prohibited by licensure requirements, including the following:

(i)                                     knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)                                  knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)                               failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(iv)                              knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or any other federal healthcare program, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or any other federal healthcare program; and

(v)                                 knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under Section 1124A of the Social Security Act.

(b)  To USPGI’s knowledge, no officer, director or employee of USPGI that is directly connected to USGPI’s business activities involving the Medicare program, as of the date of this Agreement:

(i)  has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act;

(ii)  has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

(iii)  has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the following categories of offenses as described in Section 1128(a) and (b)(1), (2), (3) of the Social Security Act:

(A)                              criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program;

(B)                                criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

(C)                                criminal offenses under federal or state law relating to fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

(D)                               federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (A) through (C) above; or

(E)                                 criminal offenses under federal or state law relating to the unlawful manufacture, distribution, or dispensing of a controlled substance.

SECTION 3.25.  Compliance with the HIPAA Privacy Standards.  To USPGI’s knowledge, as of the date of this Agreement USPGI is conducting its business in compliance in all material respects with the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164, which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).  As of the date of this Agreement, USPGI has not received any written notice alleging any failure to comply with the aforementioned standards.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.  Organization, Standing and Power.  Each of Parent and Sub is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  Parent and Sub are duly qualified to do business in each jurisdiction where the nature of their business or their ownership or leasing of its properties make such qualification necessary.  Parent has made available to the Company true and complete copies of the Amended and Restated Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Amended and Restated By-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the comparable organizational documents of Sub, in each case as amended through the date of this Agreement.

SECTION 4.02.  Parent Subsidiaries; Equity Interests.  (a)  All the outstanding membership interests in Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Liens.

(b)  Except for 100% of the membership interests in Sub, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c)  Since the date of its formation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements to which it is a party, and the performance of its obligations hereunder and thereunder.

SECTION 4.03.  Capital Structure.  (a)  The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”).  At the close of business on the date of this Agreement, (i) 4,775,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were, and as of the Closing Date will be, issued and outstanding, and (ii) no shares of Parent Common Stock were, and as of the Closing Date will be, held by Parent in its treasury.  At the close of business on the date of this Agreement, warrants issued pursuant to the warrant agreement dated as of August 25, 2003 between Parent and Continental Stock Transfer & Trust Company (the “IPO Warrant Agreement”) to purchase 8,050,000 shares of Parent Common Stock (“Parent Warrants”) were, and as of the Closing Date will be, issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of Parent were, at the close of business on the date of this Agreement, or will be as of the Closing Date, issued, reserved for issuance or outstanding.  All outstanding shares of Parent Capital Stock are, and all such shares that may be issued prior to the Effective Time will be as of the Effective Time, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (the “DGCL”), the Parent Charter, the Parent By-laws or any Contract to which Parent is a party.  As of the close of business on the date of this Agreement there are not, and as of the Closing Date there will not be, any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).  Except as set forth above or in the Parent Disclosure Letter (as defined in Section 4.11(a)) and except for an option granted to EarlyBirdCapital, Inc. to purchase 350,000 units (each unit consisting of one share of Parent Common Stock and two Parent Warrants), as of the date of this Agreement there are not, and as of the Closing Date there will not be, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or Sub is a party (i) obligating Parent or Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or Sub or any Voting Parent Debt, (ii) obligating Parent or Sub to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Capital Stock.  As of the date of this Agreement, other than as set forth in the Parent Charter, the Underwriting Agreement, the IPO Warrant Agreement or the

Trust Agreement, there are not and as of the Closing Date there will not be any outstanding contractual obligations of Parent or Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub.

(b)  The authorized capitalization of Sub consists of membership interests aggregating to 100%, all of which as of the close of business on the date of this Agreement have been, and as the Closing Date will be, validly issued, fully paid and nonassessable and owned by Parent free and clear of any Lien.

SECTION 4.04.  Authority; Execution and Delivery; Enforceability.  (a)   Parent has all requisite corporate power and authority and Sub has all requisite limited liability company power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions.  The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and limited liability company action on the part of Sub, subject in the case of Parent, to receipt of the Parent Stockholder Approval (as defined in Section 4.04(c)) and the filing with the Secretary of State of the State of Delaware of the Charter Amendment.  Parent, as the sole member of Sub, has approved this Agreement and the Merger.  Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Merger and the other Transactions.  Such resolutions are sufficient to render inapplicable to this Agreement, the Transactions, the other Transaction Agreements and the transactions contemplated thereby the provisions of Section 203 of the DGCL.  No state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and other Transaction Agreements, the Merger or any other Transaction.

(c)  The only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger and the other Transactions is the approval and adoption by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote generally in the election of directors (the “Parent Stockholder Approval”); provided, however, that the Parent may not consummate the Merger if the holders of 20% or more in interest of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to Article Fifth, paragraph B of the Parent Charter and/or Section 8.8 of the Underwriting Agreement dated as of August 25, 2003, between Parent and EarlyBirdCapital, Inc. (the “Underwriting Agreement”).  The affirmative vote of the holders of Parent Common Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any transaction other than the Transactions.  The affirmative vote of the holders of the Parent Warrants is not necessary to approve any Transaction Agreement or any Transaction.

(d)  The execution and delivery by Parent of this Agreement and the other Transaction Agreements, and subject to the receipt of the Parent Stockholder Approval, the consummation by Parent of the Merger and the other Transactions, are in compliance with the terms of Article Fifth, paragraph B of the Parent Charter and Sections 8.8 and 8.10 of the Underwriting Agreement.  The Parent Board, at a meeting duly called and held duly and, unanimously adopted resolutions stating that the Parent Board has independently determined that, as of the date of this Agreement, the fair market value of the Company (including USPGI) is at least 80% of net assets of Parent, in accordance with Section 8.10 of the Underwriting Agreement.

SECTION 4.05.  No Conflicts; Consents.  (a)    The execution and delivery by each of Parent and Sub of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Parent Charter (subject to the approval, filing and effectiveness of the Charter Amendment), the Parent By-laws or the comparable charter or organizational documents of Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets.

(b)  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if applicable to the Transaction Agreements or the Transactions, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the filing of the Charter Amendment with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.07 and (vi) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

SECTION 4.06.  SEC Documents; Undisclosed Liabilities.  (a)  Parent has filed all reports, schedules, registration statements, prospectuses, forms, certifications, statements and other documents required to be filed by Parent with the SEC since the date of Parent’s formation (the “Parent SEC Documents”).

(b)  As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Parent SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)  Except (i) as set forth on the balance sheet of Parent for the year ended December 31, 2003, (ii) for the reasonable fees and expenses incurred by Parent in connection with the Transactions, (iii) the fees to lease Parent’s office space and (iv) general administrative expenses not exceeding $100,000, as of the date of this Agreement neither Parent nor Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(d)   Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 4.07.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.08.  Absence of Certain Changes or Events.  (a)  From December 31, 2003 to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(i)  any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Parent;

(ii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Capital Stock or any repurchase for value by Parent of any Parent Capital Stock;

(iii)  any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Stock;

(iv)  (A) any granting by Parent to any present or former director or executive officer, officer or employee of Parent or Sub or of any increase in compensation or bonus, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in the Parent Disclosure Letter, (B) any granting by Parent to any such present or former director or executive officer, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements described in the Parent Disclosure Letter, or (C) any entry by Parent into, or any amendment of, any employment, severance or termination agreement with any such director or executive office, officer or employee.

(v)  any change in accounting methods, principles or practices by Parent or Sub materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

(vi)  any material elections with respect to Taxes by Parent or settlement or compromise by Parent or of any material Tax liability or refund;

(vii)  a sale or other disposition of any material portion of the assets, tangible or intangible, of Parent or Sub;

(viii)  a waiver of any material rights or cancellation of material debts owed to or material claims of Parent or Sub; or

(ix)  any Contract executed or delivered by Parent or Sub, relating to the use or application of the funds in the Trust Account (as defined in Section 4.17).

(b)  Since the date of its formation, neither Parent nor Sub has carried on any business or conducted any operations other than (i) the execution of this Agreement and the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto and (ii) the execution of the Contracts related to the initial public offering of Parent and the performance of the obligations thereunder.

SECTION 4.09.  Taxes.  (a)  Each of Parent and Sub has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid.

(b)  The financial statements of Parent for the year ended December 31, 2003 reflect an adequate reserve for all Taxes payable by Parent and Sub (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or Sub, and no requests for waivers of the time to assess any such Taxes are pending.

(c)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or Sub.  Neither Parent nor Sub is bound by any agreement with respect to Taxes.

(d)  Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

SECTION 4.10.  Employees.  Parent has four directors and two officers, the names of which are set forth on the Parent Disclosure Letter.  Sub has no directors or officers, and is member managed by Parent, who is the sole member of Sub.  Neither Parent nor Sub has ever had any current or former employees.

SECTION 4.11.  Benefit Plans.  (a) The letter, dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”), sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by Parent or Sub, or for which Parent or Sub has any liability, contingent or otherwise (collectively, the “Parent Benefit Plans”).

(b)  With respect to each Parent Benefit Plan, Parent has furnished the Company with a complete and accurate copy of the plan document or other governing contract.  The Parent Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable Law.  There are no pending or, to the knowledge of Parent or Sub, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Parent Benefit Plans.

(c)  No Parent Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code.  Neither Parent nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code, has incurred any liability under Title IV of ERISA or Section 412 of the Code.

(d)  The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Parent or Sub to severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan.  There is no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of Parent or any of its affiliates.

SECTION 4.12.  Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub (and Parent is not aware of any basis for any such suit, action or proceeding), nor is there any Judgment outstanding against Parent or Sub.

SECTION 4.13.  Compliance with Applicable Laws.  Parent and Sub are in compliance in all material respects with all applicable Laws.  Neither Parent nor Sub has received any written communication since the date of the formation of Parent from a Governmental Entity that alleges that Parent or Sub is not in compliance in any material respect with any Applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14.  Contracts; Debt Instruments.  (a)  Except as contemplated by this Agreement or as disclosed in the Parent Disclosure Letter or the Form 10-KSB filed by Parent with the SEC for the year ended December 31, 2003, there are no Contracts to which either Parent or Sub is a party.  Neither Parent nor Sub is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract, to which it is a party or by which it or any of its properties or assets is bound.

(b)  Set forth in the Parent Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other Contracts and instruments pursuant to which any indebtedness of Parent or Sub is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder.

(c)  True and complete copies of any Contracts set forth on the Parent Disclosure Letter have been provided or made available to the Company.  Each such Contract is valid, binding and enforceable in accordance with its terms.  Parent (i) is not in breach or default under any such Contract, and (ii) has not received any written notice of the intention of any party to such Contract to terminate such Contract whether as a termination for convenience or for default of Parent thereunder.

(d)  Parent has not been notified in writing as of the date of this Agreement that in the event of a sale or change of ownership of Parent, any of the such Contracts would reasonably be expected to be terminated or modified in an adverse manner.

SECTION 4.15.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

SECTION 4.16.  Intellectual Property.  Neither Parent nor Sub owns, uses or licenses any Intellectual Property.

SECTION 4.17.  Trust Funds; Liquidation.  (a)  As of the date hereof, and at all times from the date hereof until the Effective Time and at the Effective Time, Parent has and will have no less than $20,000,000 invested in U.S. government securities in a trust account at a New York branch of JP Morgan Chase (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of August 25, 2003 between Parent and the Trustee (the “Trust Agreement”).  Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the funds and government securities held in the Trust Account, which funds and government securities will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have demanded that Parent convert their IPO Shares into cash pursuant to Article Fifth, paragraph B, of the Parent Charter and/or Section 8.8 of the Underwriting Agreement, will be available for use in the businesses of Parent, the Company and USPGI.

(b)  Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period contained in Article Fifth of the Parent Charter and/or Section 8.8 of the Underwriting Agreement will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the Transactions, and following the Effective Time no Parent stockholder shall be entitled to receive funds from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the Transactions and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to Article Fifth, paragraph B of the Parent Charter and/or Section 8.8 of the Underwriting Agreement.

SECTION 4.18.  Real Property.  The Parent Disclosure Letter sets forth a complete list of all real property and interests in real property owned or leased by Parent or Sub.

SECTION 4.19.  Related Party Transactions.  Except as set forth on the Parent Disclosure Letter, no director, officer, employee or affiliate of Parent or Sub has borrowed any money from, has any indebtedness or other similar obligations to, Parent or is a party to any Contract relating to the voting or disposition of Parent Common Stock, and Parent is not a party or subject to any Contract in which any director, officer, employee or stockholder of Parent has an interest, direct or indirect, and there does not exist any commitment or liability of Parent to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

SECTION 4.20.  Investment Company Act.  Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.21.  Permits.  Parent and Sub have all necessary material Permits, required of Parent or Sub.  All such Permits are currently in full force and effect.  No proceedings have been instituted or, to Parent’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect.

SECTION 4.22.  Insurance.  Other than the directors’ and officers’ insurance policy set forth on Section 4.22 of the Parent Disclosure Letter (the “Parent D&O Policy”), neither Parent nor Sub maintains any insurance policy.  The Parent D&O Insurance Policy has been made available to the Company and (i) Parent or Sub are named insureds under such policy, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the date hereof have been paid, (iii) there has been no lapse in coverage under such policy during any period for which Parent and Sub have conducted their respective operations, and (iv) no written notice of cancellation or termination has been received with respect to such policy as of the date hereof.  None of Parent or Sub has any obligation for retrospective premiums for any period prior to the date hereof.  The Parent D&O Policy is in full force and effect, unless replaced with a comparable insurance policy having comparable terms and conditions.  As of the date of this Agreement, there have been no claims made with respect to the Parent D&O Policy.

SECTION 4.23.  Complete Disclosure.  Neither this Agreement nor the Parent Disclosure Letter contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading; provided, however, that this Section 4.23 shall not be deemed breached unless the failure of this Section 4.23 to be true and correct results in a material adverse effect on Parent (excluding any change or effect that arises out of or relates to: (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general; (ii) the announcement or public disclosure of this Agreement, the other Transaction Agreements, the Transactions or the identity of the Company or USPGI; (iii) changes or clarifications in Laws (or in Parent’s interpretation of such Laws) related to the businesses presently conducted by Parent; or (iv) changes in GAAP).

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause USPGI to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit USPGI to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its membership interests, other than dividends and distributions by USPGI to the Company, (B) split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, (C) purchase, redeem or otherwise acquire membership interests of the Company or USPGI or any other securities thereof or any rights, warrants or options to acquire any such interests or other securities, (D) adopt a plan of complete or partial liquidation, dissolution, merger (except as specifically permitted under Section 5.01(a)(iv) below), consolidation, recapitalization, or other reorganization of the Company or USPGI or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or USPGI or (E) pledge after the date hereof any membership interests of the Company or USPGI;

(ii)  issue, deliver, sell or grant (A) any membership interests of the Company or USPGI, (B) any Voting Company Debt or other voting securities of the Company or USPGI, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such membership interest, Voting Company Debt, voting securities or convertible or exchangeable securities of the Company or USPGI or (D) any “phantom” rights, or interest-based performance units of the Company or USPGI;

(iii)  amend the Company Articles, the Company Operating Agreement or the comparable organizational documents of USPGI;

(iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets in excess of $1,000,000 in the aggregate, other than (i) purchases contemplated by the Medical Benefit Distribution Agreement dated as of October 1, 2003, between BD and USPGI, (ii) purchases of diabetes health care products and ancillary supplies and (iii) purchases of other inventory in the ordinary course of business;

(v)  (A) (i) grant to any of the five most highly compensated employees of the Company (the “Specified Employees”) and (ii) except in the ordinary course of business (unless it would result in such executive officer or director constituting a Specified Employee) or to the extent required under employment agreements in effect as of the date hereof grant to any executive officer or director of the Company or USPGI (other than the Specified Employees), in each of case (i) or (ii), any increase in compensation, or (B) (i) grant to any Specified Employee and (ii) except in the ordinary course of business (unless it would result in such executive officer or director constituting a Specified Employee) grant to any executive officer or director of the Company or USPGI (other than the Specified Employees), in each of case (i) or (ii), any increase in severance or termination pay;

(vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii)  make any material Tax election or settle or compromise any material Tax liability or refund;

(viii)  except as may be required by Law, enter into, adopt or amend or terminate any employment, consulting, severance or similar agreements, Company Benefit Plan or other employee benefit agreement, trust, plan, fund award or other arrangement for the benefit or welfare of any director, officer or employee;

(ix)  except as otherwise required by Law, enter into any or modify in any respect any labor or collective bargaining agreement or any other agreement or commitment to or relating to any labor union;

(x)  after the date hereof enter into any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s or USPGI’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(xi)  take, authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Conduct of Business by Parent.  Except for matters set forth in the Parent Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time Parent shall, and shall cause Sub to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted.  In addition, and without limiting the generality of the foregoing, except as contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit Sub to, do any of the following without the prior written consent of the Company:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (in the case of Parent) or membership interests (in the case of Sub), (B) split, combine or reclassify any of its capital stock (in the case of Parent) or membership interests (in the case of Sub) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (in the case of Parent) or membership interests (in the case of Sub), (C) purchase, redeem or otherwise acquire any shares of capital stock (in the case of Parent) or membership interests (in the case of Sub) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization of Parent or Sub, or alter through merger, liquidation, reorganization or restructuring or in any other fashion the corporate structure or ownership of Parent or Sub;

(ii)  issue, deliver, sell or grant (A) any shares of its capital stock (in the case of Parent) or any of its membership interests (in the case of Sub), (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)  amend the Parent Charter, the Parent By-laws or the comparable organizational documents of Sub;

(iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets;

(v)  (A) grant to any employee, executive officer or director of Parent any increase in compensation, (B) grant to any employee, executive officer or director of Parent any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any employee, executive officer or director of Parent, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement, any other agreement or commitment to or relating to any labor union or any Parent Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any determinations under any collective bargaining agreement, any other agreement or commitment to or relating to any labor union or any Parent Benefit Plan;

(vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

(vii)  sell, lease (as lessor or lessee), license or otherwise dispose of or subject to any Lien any properties or assets;

(viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(ix)  make or agree to make any new capital expenditure or expenditures;

(x)  make any Tax election or settle or compromise any Tax liability or refund;

(xi)  (A) incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice, (y) liabilities for reasonable fees and expenses incurred by Parent in connection with the Transactions and (z) the payment, discharge or satisfaction of liabilities existing on the date hereof for general administrative expenses not in excess of $100,000 in the aggregate, (B) cancel any indebtedness or waive any claims or rights of value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Parent is a party;

(xii)  after the date hereof enter into any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(xiii)  take, authorize any of, or commit or agree to take any of, the foregoing actions.

(c)  Other Actions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified (other than the representations and warranties in Sections 4.04(d) and 4.17) becoming untrue in any material respect, (iii) the representations and warranties in Sections 4.04(d) and 4.17 becoming untrue in any respect or (iv) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

(d)  Advice of Changes.  The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to result in a breach of its respective representations, warranties, covenants or agreements contained in the Transaction Agreements.

(e)  Medicare; Medicaid.  The Company will use reasonable best efforts to cause USPGI to be operated in substantial compliance with the conditions and standards of participation in, and the rules and regulations of, the Medicare and Medicaid programs.

(f)  Permits.  The Company will use reasonable best efforts to ensure that the Company is lawfully operated as a pharmacy and maintains all appropriate pharmacy licenses, except to the extent that the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.  The Company will also use commercially reasonable efforts to ensure that its employees are duly licensed as pharmacists where necessary.

(g)  Fraud and Abuse.  The Company will use reasonable best efforts to ensure that neither the Company nor its officers or directors engages in any activities prohibited under the Anti-Kickback statute (42 U.S.C. § 1320a-7b(b)) or the Civil Monetary Penalties provision thereof.

SECTION 5.02.  No Solicitation by Parent.  (a)  Parent shall not, nor shall it authorize or permit Sub to, nor shall it authorize or permit any officer, director or employee of,

or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, Parent or Sub to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Parent Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal.  Notwithstanding the foregoing, at any time prior to receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Takeover Proposal that the Parent Board determines, in good faith (based on the written advice of the Parent’s independent financial advisor) constitutes or is reasonably likely to lead to a Superior Parent Proposal, and which Parent Takeover Proposal was not solicited by Parent and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), Parent may, if the Parent Board determines in good faith (based on the written opinion of outside counsel) that the failure to do so would cause the Parent Board to violate its fiduciary duties under applicable Law, and subject to providing prior written notice of its decision to take such action to the Company and compliance with Section 5.02(c), (x) furnish information with respect to Parent to the person making such Parent Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions but not negotiations with such person and its Representatives regarding such Parent Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of Parent or Sub, whether or not such person is purporting to act on behalf of Parent or Sub or otherwise, shall be deemed to be a breach of this Section 5.02(a) by Parent.  Parent shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Parent Takeover Proposal.

(b)  Neither the Parent Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to the Company, or propose to withdraw or modify, in a manner adverse to the Company, the approval by the Parent Board of this Agreement or the Merger or the recommendation by the Parent Board of the other Transactions, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Parent Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Parent Takeover Proposal.  Notwithstanding the foregoing, if, prior to receipt of the Parent Stockholder Approval, in response to a Superior Parent Proposal that was not solicited by Parent and that did not otherwise result from a breach of Section 5.02(a), the Parent Board determines in good faith (based on the written opinion of outside counsel) that the failure to do so would cause the Parent Board to violate its fiduciary duties under the applicable Law, the Parent Board may withdraw or modify its approval or recommendation of this Agreement and the Transactions.

(c)  Parent promptly shall advise the Company orally and in writing of any Parent Takeover Proposal or any inquiry with respect to or that could lead to any Parent Takeover Proposal, and the identity of the person making any such Parent Takeover Proposal or inquiry and the material terms of any such Parent Takeover Proposal or inquiry.  Parent shall (i) keep the Company fully informed of the status including any change to the terms of any such Parent Takeover Proposal or inquiry and (ii) provide to the Company as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Parent from any third party in connection with any Parent Takeover Proposal or sent or provided by Parent to any third party in connection with any Parent Takeover Proposal.

(d)  Nothing contained in Section 5.02 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure of Parent’s stockholders if, in the good faith judgment of the Parent Board, based on the written advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Parent, the Parent Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

(e)  For purposes of this Agreement:

“Parent Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving Parent, (ii) any proposal for the issuance by Parent of any of its securities as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any of the securities or assets of Parent or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) any of the assets of Parent, in a single transaction or a series of transactions in each case other than the Transactions.

“Superior Parent Proposal” means any proposal made by a third party to acquire all the equity securities or assets of Parent, pursuant to a tender or exchange offer, a merger or a consolidation, (A) on terms which the Parent Board determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of Parent Common Stock than the Transactions (based on the written opinion, with only customary qualifications, of Parent’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Company to amend the terms of this Agreement and the Transactions) and (B) that is fully financed and reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

SECTION 5.03.  No Solicitation by the Company.  (a)  Neither the Company nor USPGI shall, nor shall it authorize or permit any Representatives of the Company or USPGI to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined in Section 5.03(c)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.  Each of the Company and USPGI shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.  The Company acknowledges and agrees that the Company Member Approval has been given and that no modification thereto shall be effective to withdraw or revoke the Company Member Approval.

(b)  The Preferred Member Representatives shall not (i) withdraw or modify, in a manner adverse to Parent, or propose to withdraw or modify, in a manner adverse to Parent, the approval by the Preferred Member Representatives of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal.

(c)  For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal for the issuance by the Company of any of its securities as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any of the securities or assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) any of the assets of the Company, in a single transaction or a series of transactions in each case other than the Transactions.

ARTICLE VI

Additional Agreements

SECTION 6.01.  Preparation of the Proxy Statement; Parent Stockholders Meeting.  (a)  As soon as practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  Parent shall use its best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b)  If prior to the Effective Time, any event occurs with respect to the Company or USPGI, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(c)  If prior to the Effective Time, any event occurs with respect to Parent or Sub, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d)  Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval.  Parent shall use its best efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable after the date of this Agreement.  Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, except to the extent that the Parent Board shall have withdrawn its approval or recommendation of this Agreement, the Merger and the Transactions as permitted by Section 5.02(b).  Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to this Section 6.01(d) shall not be affected by (i) the commencement, proposal, disclosure or communication to Parent of any Parent Takeover Proposal or (ii) the withdrawal or modification by the Parent Board of its approval or recommendation of this Agreement and the Transactions.

SECTION 6.02.  Access to Information; Confidentiality.  (a)  Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such documents or information or such portions of documents or information that it believes in good faith are competitively sensitive.  If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02(a) shall be subject to the confidentiality agreement dated as of the date hereof between the Company and Parent (the “Confidentiality Agreement”).

(b)  The Company agrees to provide to Parent, within 30 days after the date hereof, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each of the calendar months of January 2004 and February 2004, and thereafter, shall provide to Parent within 30 days after the end of each calendar month after February 2004, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each such calendar month.

SECTION 6.03.  Reasonable Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Merger or other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or other Transactions and to fully carry out the purposes of this Agreement and the Transaction Agreements.  In connection with and without limiting the foregoing, Parent and the Company shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

(b)  The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.

SECTION 6.04.  Indemnification.  From and after the Effective Time, Parent shall (i) indemnify the Preferred Member Representatives and officers of the Company, to the fullest extent permitted by Law, for acts or omissions at or prior to the Effective Time and (ii) purchase a directors’ and officers’ insurance (or equivalent insurance) and indemnification policy as would be customary for a public company with a valuation equal to or greater than the valuation of Parent immediately after the Effective Time (the “D&O Insurance”),  to cover all persons who are directors and officers of Parent on and after the Effective Time.  Parent shall maintain such D&O Insurance for a period of not less than six years after the Effective Time.  If such D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained a new directors’ and officers’ insurance (or equivalent insurance) and indemnification policy comparable to the D&O Insurance for the remaining time period in such six-year period.

SECTION 6.05.  Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions by Parent, Sub or the Company shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)  Parent shall pay to the Company a fee of $1,000,000 (the “Termination Fee”) if: (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) any person makes a Parent Takeover Proposal that was pending on the date on which an event giving rise to a termination by the Company pursuant to Section 8.01(d) occurs, and thereafter this Agreement is terminated pursuant to Section 8.01(d); or (iii) any person makes a Parent Takeover Proposal (A) that was publicly disclosed prior to the Parent Stockholders Meeting but not publicly and irrevocably withdrawn more than 20 business days prior to the date of the Parent Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iv) or (B) that was not irrevocably withdrawn on the date that is 60 days prior to the Outside Date and the Parent Stockholder Approval is not obtained prior to termination of this Agreement.  Parent shall pay the Company any Termination Fee due under this Section 6.05(b) by wire transfer of immediately available funds on the earlier of (i) the date that a Business Combination (as defined in the Parent Charter) with respect to Parent is consummated (other than the Transactions) or (ii) the date that the funds or government securities in the Trust Account are released (other than a release upon a liquidation or dissolution of Parent that is not in connection with the consummation of a Business Combination with respect to Parent)(clause (i) or (ii), a “Release Event”).  If this Agreement is terminated under circumstances set forth in clause (i), (ii) or (iii) of the first sentence of this Section 6.05(b), Parent shall make proper provision, promptly following such termination, such that, upon disbursement of the funds or government securities held in the Trust Account in connection with a Release Event, the Company is paid the Termination Fee prior to the disbursement of such funds or government securities to any other person.

(c)  Simultaneously with the execution and delivery of this Agreement, Parent shall pay to the Company the sum of $250,000.  The Company shall reimburse Parent the sum of $250,000 if this Agreement is terminated pursuant to Section 8.01(c).  Any such reimbursement shall be paid upon demand following such termination.

(d)  Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, (i) the Company agrees, on behalf of itself and any and all of its officers, directors, members and affiliates, that unless and until a Release Event occurs or the Effective Time occurs, it shall have no right to and shall not under any circumstances assert any claim against Parent or any of its affiliates or otherwise in any manner seek to recover against Parent or any of its affiliates any losses related to this Agreement or any other Transaction Agreement and (ii) each of Parent and Sub agree, on behalf of itself and any and all of its officers, directors and affiliates, that unless and until the Effective Time occurs, it shall have no right to and shall not under any circumstances assert any claim against the Company or any of its members or affiliates or otherwise in any manner seek to recover against the Company or any of its members or affiliates any damages or losses related to this Agreement or any other Transaction Agreement in excess of $250,000 in the aggregate (not including for such purposes any amount received pursuant to the second sentence of Section 6.05(c)), and, that from and after the occurrence of the Effective Time, the sole and exclusive remedy of Parent, Sub and any and all of their respective officers, directors and affiliates for any damages or losses related to this

Agreement or any other Transaction Agreement shall be as specifically provided in the Indemnification Agreement.

SECTION 6.06.  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.

SECTION 6.07.  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Sub or the Surviving LLC, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.08.  Affiliates.  Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Parent Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit D.

SECTION 6.09.  Quotation or Listing.  Parent shall use its best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger, (ii) all shares of Parent Common Stock outstanding as of the date of this Agreement, and (iii) the Parent Warrants outstanding as of the date of this Agreement, to be approved for quotation on The Nasdaq Stock Market, Inc. (“Nasdaq”), or if any of such securities are not eligible to be quoted on Nasdaq, to cause such non-eligible securities to be approved for listing on The American Stock Exchange LLC (the “AMEX”), in each case subject to official notice of issuance, as promptly as practicable after the date of this Agreement.

SECTION 6.10.  Tax Treatment.  The parties intend the Merger to qualify as an exchange under Section 351 of the Code (and another non-recognition transaction).  Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinion of McDermott, Will & Emery to the Company and its members to the effect that the Merger should be treated for U.S.  Federal income tax purposes as an exchange as described in Section 351 of the Code (and another non-recognition transaction).  For purposes of the tax opinion described in Section 7.03(c) of this Agreement, each of Parent, Sub and the Company shall provide customary representation letters, in form and substance reasonably satisfactory to McDermott, Will & Emery, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of Parent and reissued as of the Closing Date.  Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as an exchange within the meaning of Section 351 of the Code (and another non-recognition transaction).

SECTION 6.11.  Pre-Closing Confirmation.  (a)  Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b)  Not later than 48 hours prior to the Closing, Parent shall (i) give the Trustee advance notice of the Effective Time, (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the account balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger and (iii) provide to the Company a written schedule of all liabilities and expenses owed by Parent to any person as of the Effective Time which remain unpaid as of such time, which written schedule shall be accompanied by a certificate from the Chairman of the Board, Chief Executive Officer and President of Parent to the effect that to the best of his knowledge such schedule is a true and correct estimation of Parent’s unpaid liabilities and expenses as of the Effective Time.

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  Parent shall have obtained the Parent Stockholder Approval.

(b)  Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.  Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(c)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d)  No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the Merger or the Transactions, (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions or (iii) seeking to obtain from the Company, Parent or Sub any damages that are material in relation to Parent and Sub taken as a whole.

(e)  [INTENTIONALLY OMITTED].

(f)  Conversion Rights.  At the Parent Stockholder Meeting, holders of less than 20% in interest of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to Article Fifth, paragraph B of the Parent Charter and/or Section 8.8 of the Underwriting Agreement.

(g)  Net Assets.  At the Effective Time, the fair market value (as may be determined in accordance with Section 8.10 of the Underwriting Agreement) of the Company (including USPGI) is at least 80% of the net assets of Parent.

SECTION 7.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date).  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations (provided, however, that the Company shall have performed in all respects the obligations in Section 5.01(e)) required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  Material Adverse Effect.  There shall not have occurred since the date of this Agreement any Company Material Adverse Effect.

(d)  Other Agreements.  Each of RGGPLS, the Warrant Agent and the Escrow Agent shall have executed and delivered each Other Agreement (with such changes as may be reasonably requested by the Warrant Agent or the Escrow Agent, as the case may be) to which it is or is contemplated to be a party.

SECTION 7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects (provided, however, that the representations and warranties in Sections 4.04(d) and 4.17 shall be true and correct in all respects), as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date).  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)  Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations (provided, however, that Parent and Sub shall have performed in all respects the obligations in Section 6.11) required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)  Tax Opinion.  The Company and its members shall have received a written opinion, dated as of the Closing Date, from McDermott, Will & Emery, counsel to the Company, to the effect that the Merger should be treated for federal income tax purposes as an exchange described in Section 351 of the Code (and another non-recognition transaction); it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the parties hereto in form and substance reasonably satisfactory to such counsel.

(d)  Material Adverse Effect.  There shall not have occurred since the date of this Agreement any material adverse effect on Parent.

(e)  Other Agreements.  Parent, Spector, the Warrant Agent, the Escrow Agent and the other signatories to the Other Agreements shall have executed and delivered each Other Agreement (with such changes as may be reasonably requested by the Warrant Agent or the Escrow Agent, as the case may be) to which it is or is contemplated to be a party.

(f)  Net Assets.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent, to the effect that the Parent Board shall have independently determined, as of the Effective Time, that the fair market value (as may be determined in accordance with Section 8.10 of the Underwriting Agreement) of the Company (including USPGI) is at least 80% of the net assets of Parent.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Parent Stockholder Approval:

(a)  by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company:

(i)  if the Merger is not consummated on or before August 31, 2004 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)  if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Parent) or 7.03 (in the case of the Company) or in Section 7.01 becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv)  if, upon a vote at a duly held meeting to obtain the Parent Stockholder Approval, either (A) the Parent Stockholder Approval is not obtained or (B) the holders of 20% or more in interest of the IPO shares shall have demanded that Parent convert their IPO Shares into cash pursuant to Article Fifth, paragraph B of the Parent Charter and/or Section 8.8 of the Underwriting Agreement;

(c)  by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or 7.02, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach or the Outside Date, if earlier (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)  by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or 7.03, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach or the Outside Date, if earlier (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

(e)  by the Company:

(i)  if the Parent Board or any committee thereof withdraws or modifies, in a manner adverse to the Company, or proposes to withdraw or modify, in a manner adverse to the Company, its approval of this Agreement, the Merger or any of the other Transactions, fails to recommend to Parent’s stockholders that they give the Parent Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Parent Takeover Proposal;

(ii)  if the Parent Board fails to reaffirm publicly and unconditionally its recommendation to Parent’s stockholders that they give the Parent Stockholder Approval within 2 days of the Company’s written request to do so (which request may be made at any time that a Parent Takeover Proposal is pending or is about to be commenced), which public reaffirmation must also include the unconditional rejection of such Parent Takeover Proposal; or

(iii)  if Parent or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to the second sentence of Section 5.02(a) or the second sentence of Section 5.02(b).

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.15, the last sentence of Section 6.02(a), Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Parent Stockholder Approval or after the Company Member Approval; provided, however, that after receipt of the Parent Stockholder Approval or the Company Member Approval, there shall be made no amendment that by law requires further approval by the stockholders of Parent or the members of the Company without the further approval of such stockholders or members; provided, further, that no amendment shall be binding on the Company or its members unless such amendment is approved by all of the Preferred Member Representatives of the Company who are such on the date of this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the two provisos of Section 8.03, waive compliance with any of the agreements or conditions of another party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of the Company, action by its Preferred Member Representatives.

ARTICLE IX

General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties.  Except as specifically provided in the Indemnification Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Sub, to

Millstream Acquisition Corporation
435 Devon Park Drive
Building 400
Wayne, PA  19087
Attention:  Arthur Spector
Telecopy No.: (610) 254-4367

with a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
260 South Broad Street
Philadelphia, PA 19102
Attention:  Barry J. Siegel, Esq.
Telecopy No.:  (215) 568-6603

(b)  if to the Company, to

NationsHealth Holdings, L.L.C.
13650 N.W. 8th Street, Suite 109
Sunrise, FL  33325

Attention:	Glenn M. Parker, M.D.,
Robert Gregg,
Lewis Stone and
Michael Gusky

Telecopy No.:  (954) 903-5005

with a copy to:

McDermott Will & Emery LLP

201 S. Biscayne Blvd., Suite 2200

Miami, FL  33131

Attention:                                         Ira J. Coleman, Esq.
Telecopy No.:  (305) 347-6500

SECTION 9.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04.  Interpretation; Disclosure Letters.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any matter disclosed in any Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

SECTION 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.  The Transaction Agreements, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 1.08, Section 1.09, Section 6.10 (solely with respect to the members of the Company) and Section 6.04, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, applicable to contracts made and to be performed entirely within the State of New York, except to the extent the laws of the State of Florida are mandatorily applicable to the Merger.

SECTION 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that each of RGGPLS and GRH (a “Converting Entity”) shall be permitted to merge with or into, consolidate with, liquidate and recontribute its assets and liabilities to, convert into, exchange its capital stock for equity interests in, or otherwise change its form or status to, in each case a limited liability company the equity interests of which are beneficially owned in the same proportion and by the same persons as the capital stock of or membership interests of the Converting Entity was beneficially owned (each of such actions, a “Conversion” and, the Converting Entity as so Converted into a limited liability company, “Newco”), and, that (i) from and after such Conversion (A) Newco shall succeed to all of the rights and obligations of its respective Converting Entity under this Agreement without the consent of or any action of any of the parties hereto or any written amendment hereto and (B) all references in this Agreement to RGGPLS or GRH shall be deemed references to its respective Newco and (ii) such Conversion shall not be deemed a breach of any representation, warranty or covenant in this Agreement.

SECTION 9.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,

(c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

MILLSTREAM ACQUISITION
CORPORATION,

By	/s/ Arthur Spector
	Name:	Arthur Spector
	Title:	Chairman, Chief Executive
Officer and President

N MERGER L.L.C.,

By	MILLSTREAM ACQUISITION CORPORATION, its sole member,

By	/s/ Arthur Spector
	Name:	Arthur Spector
	Title	Chairman, Chief Executive
Officer and President

NATIONSHEALTH HOLDINGS, L.L.C.,
By	/s/ Glenn M. Parker
Name:
Title:

EXHIBIT D

Form of Affiliate Letter

Dear Sirs:

The undersigned refers to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2004, among Millstream Acquisition Corporation, a Delaware corporation, N Merger L.L.C., a Florida limited liability company, and NationsHealth Holdings, L.L.C., a Florida limited liability company.  Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

The undersigned, a holder of Company Membership Interests, is entitled to receive in connection with the Merger shares of Parent Common Stock.  The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

If in fact the undersigned were an affiliate under the Act, the undersigned’s ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for Company Membership Interests pursuant to the Merger may be restricted unless much transaction is registered under the Act or an exemption from such registration is available.  The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for Company Membership Interests pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction that meets the requirements of Rule 145 or (iii) in a transaction that, in the oral or written opinion of counsel (the reasonable fees of which counsel will be paid by Parent) or as described in a “no-action” or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

The undersigned acknowledges and agrees that (i) the Parent Common Stock issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion from counsel (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Securities Act.

D-1

The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock.

Very truly yours,

Dated:

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